Exhibit 7.10

CREDIT SUISSE CAPITAL LLC
CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue	Telephone (212) 325 2000
New York, NY 10010-3629	Facsimile (212) 326 2660

September 29, 2010

Button Software Ltd.

OMC Chambers, Road Town

Tortola

British Virgin Islands

Credit Suisse Capital LLC

Eleven Madison Avenue

New York, NY 10010

Marketing ID: VIT003B

External ID: 51974796 – Risk ID: 455376169

Dear Sir or Madam,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). Additional terms of the Transaction will be set forth in a Supplemental Confirmation in the form set forth in Annex A hereto (the “Supplemental Confirmation”). This Confirmation constitutes, and upon execution of the Supplemental Confirmation, this Confirmation together with the Supplemental Confirmation shall constitute a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation, “CSCL” means Credit Suisse Capital LLC, “Counterparty” means Button Software Ltd. and “Agent” means Credit Suisse Securities (USA) LLC, solely in its capacity as agent for CSCL and Counterparty.

1.                                      The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation and the Supplemental Confirmation. In the event of any inconsistency between the 2000 Definitions and the 2002 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation or the Supplemental Confirmation, this Confirmation or the Supplemental Confirmation, as the case may be will govern. In the event of any inconsistency between this Confirmation and the Supplemental Confirmation, the Supplemental Confirmation shall govern. The Transaction shall be deemed to be a Share Forward Transaction within the meaning set forth in the Equity Definitions.

This Confirmation and the Supplemental Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency — Cross Border) (the “ISDA Form”), as published by the International Swaps and Derivatives Association, Inc., as if CSCL and Counterparty had executed the ISDA Form (without any Schedule thereto) on the date hereof. All provisions contained in the Agreement are incorporated into and shall govern this Confirmation and the Supplemental Confirmation except as expressly modified below. This Confirmation, together with the Supplemental Confirmation, evidence a complete and binding agreement between you and us as to the terms of the Transaction to which they relate and replace any previous agreement between us with respect to the subject matter hereof. This Confirmation, together with the Supplemental Confirmation and all other confirmations or agreements between us referencing the ISDA Form, shall be deemed to supplement, form part of and be subject to the same, single Agreement.

If there exists any ISDA Master Agreement between CSCL and Counterparty or any confirmation or other agreement between CSCL and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between CSCL and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which CSCL and Counterparty are parties, this Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.                                   The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	As set forth in the Supplemental Confirmation, to be the date of completion of CSCL’s Initial Hedge.

Seller:	Counterparty

Buyer:	CSCL

Shares:	American depositary shares, each representing one ordinary share of VanceInfo Technologies Inc. (the “Issuer”) (Exchange Symbol: “VIT”).

Number of Shares:

As set forth in the Supplemental Confirmation, the aggregate number of Shares to which CSCL’s Initial Hedge relates, as determined by the Calculation Agent, not to exceed 650,000 (the “Maximum Number of Shares”).

Prepayment:	Applicable

Variable Obligation:	Applicable

Prepayment Amount:	As set forth in the Supplemental Confirmation, to be an amount in USD not less than the product of (i) the Initial Price, (ii) the aggregate Number of Shares and (iii) 71.60%.

Conditions to CSCL’s Obligation to Pay Prepayment Amount:

It shall be a condition to CSCL’s obligation to pay the Prepayment Amount hereunder on the Prepayment Date that (i) the Supplemental Confirmation shall have been executed by the parties hereto and (ii) Counterparty shall have performed its obligations under paragraphs 4.a., “Delivery of Collateral,” and paragraph 7, “Agreements to Deliver Documents,” below.

Initial Price:	As set forth in the Supplemental Confirmation, to be the actual execution price of CSCL’s Initial Hedge.

Forward Floor Price:	As set forth in the Supplemental Confirmation, to be 90.00% of the Initial Price.

Forward Cap Price:	As set forth in the Supplemental Confirmation, to be 160.00% of the Initial Price.

CSCL’s Initial Hedge:

Upon the execution of this Confirmation, CSCL (or an affiliate of CSCL) shall establish CSCL’s initial hedge of the price and market risk under the Transaction in consultation with Counterparty or, upon the commencement of the Hedge Execution Plan attached hereto as Appendix A, in accordance with the terms and conditions set forth in such Hedge Execution Plan.

CSCL’s Initial Hedge shall be established by selling shares in transactions conforming to the manner-of-sale conditions described in Rule 144 (f) and (g) under the Securities Act of 1933, as amended.

Exchange:	The New York Stock Exchange

Related Exchanges:	All Exchanges

Valuation:

Scheduled Maturity Date:	The date 3 years following the Trade Date.

Valuation Date:	The final Averaging Date

Market Disruption Event:

Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.

Relevant Price:

On any day, the ‘Volume Weighted Average Price’ per Share on such day with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time), as determined by the Calculation Agent by reference to the Bloomberg Page ‘VIT <Equity> AQR <Go>’ (or any successor thereto) or, if such price is not so reported on such day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent.

Averaging Dates:	The 10 consecutive Scheduled Trading Days starting on the First Averaging Date.

First Averaging Date:	First Averaging Date is 10 Scheduled Trading Days immediately prior to and including the scheduled Maturity Date.

Averaging Date Disruption:

Modified Postponement; provided that notwithstanding anything to the contrary in the 2002 Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Shares for which such day shall be an Averaging Date and shall designate the Scheduled Trading Day determined in the manner described in Section 6.7(c)(iii) of the 2002 Definitions as an Averaging Date for the remaining Shares, and shall determine any Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Terms—Settlement Price” below. Such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Method Election:	Applicable

Electing Party:	Counterparty

Settlement Method Election Date:	The date that is at least ten (10) Scheduled Trading Days prior to the First Averaging Date

Default Settlement Method:	Physical Settlement

Settlement Price:	The arithmetic mean of the Relevant Prices on each Averaging Date.

Automatic Physical Settlement:

If (x) Counterparty has not elected Cash Settlement, (y) by 10:00 A.M., New York City time, on the Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered and (z) the collateral then held hereunder by or on behalf of CSCL includes Shares with respect to which the Representation and Agreement set forth in Section 9.11 of the 2002 Definitions are true and satisfied (or, at the absolute discretion of CSCL, Shares with respect to which such Representation and Agreement are not true or satisfied), then the delivery required by Section 9.2 of the 2002 Definitions shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account (as defined below under “Collateral Provisions”) to CSCL of a number of Shares equal to the Number of Shares to be Delivered.

Cash Settlement:

If Applicable, Counterparty shall pay the Preliminary Cash Settlement Amount to CSCL on the Preliminary Cash Settlement Date. If the Preliminary Cash Settlement Amount exceeds the Forward Cash Settlement Amount, CSCL shall pay to Counterparty the amount of such excess on the Cash Settlement Payment Date. If the Forward Cash Settlement Amount exceeds the Preliminary Cash Settlement Amount, Counterparty shall pay to CSCL the amount of such excess on the Cash Settlement Payment Date.

Preliminary Cash Settlement Amount:	The Forward Cash Settlement Amount that would apply if every Averaging Date were the Preliminary Cash Settlement Pricing Date.

Preliminary Cash Settlement Pricing Date:	The fourth (4th) Exchange Business Day immediately preceding the First Averaging Date.

Preliminary Cash Settlement Date:	The first (1st) Exchange Business day immediately preceding the First Averaging Date; provided, that if such day is not a Currency Business Day, the next following Currency Business Day.

Settlement Currency:	USD

Dividends:

Extraordinary Dividend:

Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the 2002 Definitions) the amount or value of which differs in amount from the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent.

Ordinary Dividend Amount:

USD 0.00 for the first dividend or distribution on the Shares for which the ex-dividend date falls within a regular dividend period of the Issuer, and zero for any subsequent dividend or distribution on the Shares for which the ex-dividend date falls within the same regular dividend period of the Issuer.

Payment Obligation in Respect of Extraordinary Dividends:

In the event of any Extraordinary Dividend, Counterparty shall make a cash payment to CSCL, on the date such Extraordinary Dividend is paid to holders of Shares, in an amount equal to the product of (i) the Number of Shares on the ex-dividend date for such Extraordinary Dividend and (ii) the excess, if any, of the per share amount or value of such Extraordinary Dividend over the Ordinary Dividend Amount for such Extraordinary Dividend, as determined by the Calculation Agent.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 8.4(b) and 9.2(a)(iii) of the 2002 Definitions.

Share Adjustments:

Potential Adjustment Events:

If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the 2002 Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:

A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of the Issuer (the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the 2002 Definitions except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares” means ordinary or common shares of the Spin-off Issuer that are, or that as of the ex- dividend date of such Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:

As of the ex-dividend date of a Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with a Number of Baskets equal to the Number of Shares prior to such Spin-off, and each Basket shall consist of one Original Share and a number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off; and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the 2002 Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors).”

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Composition of Combined Consideration:	Not Applicable

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:

Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors). If the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system set forth herein, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:

Applicable, provided that the phrase “at a rate equal to or less than the Maximum Stock Loan Rate” at the end of the definition of Loss of Stock Borrow shall be deleted, and, for the avoidance of doubt, for purposes of determining any Cancellation Amount payable as the result of a Loss of Stock Borrow, the Determining Party may take into account any amounts payable by the Hedging Party under any buy-in provisions contained in any securities loan agreements governing loans of Shares borrowed in respect of the Transaction.

Maximum Stock Loan Rate:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	CSCL

Determining Party:	CSCL

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Credit Support Documents:	Section 4 shall be a Credit Support Document under the Agreement with respect to Counterparty.

Guarantee dated May 16, 2001 made by Credit Suisse (USA), Inc., a Delaware corporation, in favor of each and every counterparty to one or more Financial Transactions (as defined therein) with CSCL shall be a Credit Support Document under the Agreement with respect to CSCL.

Account Details:

Payments to CSCL:	Citibank, N.A., New York
ABA number: 021-000-089
For A/C of: Credit Suisse Capital LLC Account number: 30459883

Payments to Counterparty:	To be advised under separate cover prior to the Trade Date

Delivery of Shares to CSCL:	Credit Suisse Securities (USA) LLC DTC# 355
Account # 2HRY60
Account Name: Credit Suisse Capital LLC Collateral Management Account

Office:	CSCL is acting through its New York Office for the purposes of the Transaction; Counterparty is not a Multibranch Party.

Calculation Agent:	CSCL. The Calculation Agent will have no responsibility for good faith errors or omissions in any determination under the Transaction.

3.             Other Provisions:

Reimbursement Obligation; Collateral Rehypothecation:

Counterparty shall make monthly cash payments to CSCL from time to time in an amount sufficient to reimburse CS for any costs exceeding 0.00% for the borrowing of Shares in connection with hedging CS’s exposure to the Transaction.

Without limiting the rights and obligations of the parties hereunder, upon the consent of Counterparty in its capacity as pledgor (which consent need not be in writing), on any day from, and including, the date upon which Counterparty delivers the Initial Pledged Items to CSCL, CSCL, in its capacity as secured party, may sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (collectively, “Rehypothecate”), any Collateral, free from any claim or right of any nature whatsoever of Counterparty, including any equity or right of redemption by Counterparty; provided that CSCL will replace any Rehypothecated Collateral with the same Collateral or identical substitute Collateral (A) upon five (5) Business Days’ notice from Counterparty (the “Recall Notice”) or (B) if not already replaced, on the Settlement Date or Cash Settlement Payment Date or any relevant Early Termination Date, as the case might be; provided further that in the case of any Early Termination Date occurring pursuant to a Merger Event or a Tender Offer in which the consideration received by a holder of Shares does not consist solely of stock consideration, CSCL will be obligated to replace only non-stock consideration in an amount and of the type that a holder of a number of Shares equal to the number of Shares Rehypothecated by CSCL immediately prior to such Merger Event or Tender Offer, as case may be, would have been entitled to receive in such Merger Event or Tender Offer, as the case may be. If at any time at which any Shares constituting Collateral have been Rehypothecated in accordance herewith, there shall occur an event of a type that would, had CSCL borrowed such Shares from Counterparty on terms customary for loans of equity securities (as determined by the Calculation Agent), require either (i) an adjustment to the number of Shares or a change in the type of securities or other property that CSCL would be required to deliver to Counterparty to repay such stock loan or (ii) a payment or delivery by CSCL to Counterparty in respect of dividends paid or distributions made on such Shares, then, in the case of clause (i), such adjustment or change shall be applied to the number of Shares that CSCL is required to replace upon a Recall Notice and, in the case of clause (ii), CSCL shall make such payment or delivery to Counterparty, whereupon the amount so paid or the assets so delivered shall become Collateral hereunder. All determinations related to the immediately preceding sentence shall be made by the Calculation Agent. For purposes of determining the occurrence of a Collateral Event of Default, the Rehypothecation of any Collateral pledged hereunder shall not affect the status of such Collateral as Collateral or Eligible Collateral hereunder.

Termination by Counterparty:

At any time, Counterparty may terminate the Transaction in whole or in part upon thirty-five (35) Exchange Business Days’ prior written notice to CSCL (the termination date specified in such notice, the “Optional Termination Date”); provided, that Counterparty is not on the date of such notice in possession of any material non-public information relating to the Shares or the Issuer. If Counterparty terminates the Transaction in whole, Counterparty shall make a cash payment to CSCL on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provisions set forth under “Payment on Early Termination” below), (ii) Counterparty were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction. If Counterparty terminates the Transaction in part, Counterparty shall specify the number of Shares with respect to which the Transaction is to be terminated and Counterparty shall make a cash payment to CSCL on the Optional Termination Date in an amount equal to the amount that would be payable under Section 6 of the Agreement if (i) such Optional Termination Date were an Early Termination Date (without regard to the provision set forth under “Payments on Early Termination” below), (ii) Counterparty were the sole Affected Party and (iii) the Transaction were the only Terminated Transaction; provided that (a) for purposes of such calculation, the Number of Shares shall be deemed to be such number of Shares with respect to which the Transaction is to be terminated and (b) the Number of Shares shall be reduced by such number of Shares with respect to which such Transaction is to be terminated.

Additional Representations and Warranties of Counterparty:

Counterparty hereby represents and warrants to CSCL as of the date hereof, and as of every date from the date hereof to and including the Trade Date, that:

1.              From the three months prior to the date hereof or the date on which this representation and warranty is deemed to be repeated, as the case may be, neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) has, without the written consent of CSCL, sold any Shares or hedged (through swaps, options, short sales or otherwise) any long position in the Shares. Counterparty does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in Rule 144(c)(1) under the Securities Act.

2.              Counterparty is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

3.              Counterparty is not on the date hereof, and will not be on any date that Counterparty makes a Settlement Method Election hereunder, in possession of any material non-public information regarding the Issuer or the Shares. Counterparty is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Counterparty has not entered into or altered hedging transaction relating to the Shares corresponding to or offsetting the Transaction. None of the transactions contemplated herein will violate any corporate policy of the Issuer or other rules or regulations of the Issuer applicable to Counterparty or its affiliates, including, but not limited to, the Issuer’s window period policy.

4.              Counterparty shall file or cause to be filed on the date hereof and in the manner contemplated by Rule 144(h) under the Securities Act, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that CSCL has informed Counterparty is acceptable to CSCL.

5.              Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

6.              Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

7.              Counterparty (a) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (b) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

8.              Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Initial Pledged Items commenced on March 11, 2005. Counterparty agrees that Counterparty has not (i) created or permitted to exist any Lien (as defined in Section 4 below, other than the security interests in the collateral created by Section 4) or any Transfer Restriction (other than the Existing Transfer Restrictions, as defined in Section 4 below) upon or with respect to the Collateral, (ii) sold or otherwise disposed of, or granted any option with respect to, any of the Collateral or (iii) entered into or consented to any agreement (other than, in the case of clause (x), this Confirmation) (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto or (y) pursuant to which any person other than Counterparty, CSCL and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral. “Control” means “control” as defined in Section 8-106 and 9-106 of the Uniform Commercial Code as in effect in the State of New York (“UCC”).

9.              Other than financing statements or other similar or equivalent documents or instruments with respect to the security interests in the Collateral created by Section 4 below, no financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a lien, security interest or other encumbrance of any kind on such Collateral.

10.       All Collateral consisting of securities and all financial assets underlying Collateral consisting of security entitlements (each as defined in Section 8-102 of the UCC) at any time pledged hereunder is and will be issued by an issuer organized under the laws of the United States, any State thereof or the District of Columbia and is and will be (i) certificated (and the certificate or certificates in respect of such securities or financial assets are and will be located in the United States) and registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States or (ii) uncertificated and either registered in the name of Counterparty or held through a securities intermediary whose securities intermediary’s jurisdiction (within the meaning of Section 8-110(e) of the UCC) is located in the United States; provided that this representation shall not be deemed to be breached if, at any time, any such Collateral is issued by an issuer that is not organized under the laws of the United States, any State thereof or the District of Columbia, and the parties hereto agree to procedures or amendments hereto necessary to enable CSCL to maintain a valid and continuously perfected security interest in such Collateral, in respect of which CSCL will have Control, subject to no prior Lien. The parties hereto agree to negotiate in good faith any such procedures or amendments.

11.       No registration, recordation or filing with any governmental body, agency or official is required or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests in the Collateral created by Section 4 below, other than the filing of financing statement in any appropriate jurisdiction.

12.       Counterparty has not performed and will not perform any acts that might prevent CSCL from enforcing any of the terms of Section 4, “Collateral Provisions,” or that might limit CSCL in any such enforcement.

Representations, Warranties and Covenants of CSCL:

1.              CSCL represents to Counterparty that an affiliate of CSCL (the “CSCL Affiliate”) is registered as a broker and a dealer with the Securities and Exchange Commission and is a “market maker” or a “block positioner”, as such terms are used in Rule 144 under the Securities Act, with respect to the Shares.

2.              CSCL agrees that CSCL Affiliate shall, as promptly as practicable consistent with market conditions, introduce into the public market a quantity of securities of the same class as the Shares equal to the Number of Shares.

U.S. Private Placement Representations:

Each of CSCL and Counterparty hereby represents and warrants to the other party as of the date hereof that:

1.              It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

2.              It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Covenants of Counterparty:

1.              Counterparty agrees that each of Counterparty and its affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Securities and Exchange Act of 1934, as amended, if any, and Counterparty will provide CSCL with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

2.              Counterparty agrees that neither Counterparty nor any person who would be considered to be the same “person” as Counterparty or “acting in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) shall, without the prior written consent of CSCL, sell any Shares or hedge (through swaps, options, short sales or otherwise) any long position in the Shares from the date hereof until the Restriction Termination Date, which shall be May 31, 2010; provided that if prior to such date the Transaction shall be cancelled as a result of any Merger Event, Tender Offer, Nationalization, Insolvency or Delisting or Additional Disruption Event or the Transaction shall be terminated as a result of an Event of Default with respect to Counterparty or any Termination Event with respect to which Counterparty is the Affected Party, the Restriction Termination Date shall be the date that CSCL, in its discretion, notifies Counterparty in writing that sales of Shares are permissible.

3.              Counterparty is aware of and agrees to be bound by the rules of the Financial Industry Regulatory Authority. (“FINRA”) applicable to option trading and is aware of and agrees not to violate, either alone or in concert with others, the position or exercise limits established by the FINRA.

4.              Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation, the Supplemental Confirmation or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification, waiver or termination shall be made at any time at which Seller or, if Seller is not an individual, any officer, director, general partner, manager or similar person of Seller is aware or any material non-public information regarding the Issuer.

Binding Commitment:

The parties intend that this Confirmation constitutes a “preliminary agreement” and, upon execution of the Supplemental Confirmation, a “Final Agreement” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999.

Payments on Early Termination:

Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions (any such event as described in clause (x) or (y) above, an “Early Termination Event”), if Counterparty would owe any amount to CSCL pursuant to Section 6(d)(ii) of the Agreement (determined as if the Transaction were the only Transaction under the Agreement) or any Cancellation Amount pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the 2002 Definitions (any such amount, a “Counterparty Payment Amount” and any Early Termination Event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that CSCL proceeds to realize upon the Collateral and to apply the proceeds of such realization to any obligation of Counterparty hereunder and under the Agreement:

(i)             on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, Counterparty shall deliver to CSCL a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount based on the market value of the Shares (or such other securities or property) as of the Early Termination Date or the date as of which the Cancellation Amount is determined, as the case may be, as determined by the Calculation Agent; and

(ii)          for purposes of determining any Loss under Section 6(e) of the Agreement in respect of any other Transactions under the Agreement, the Transaction shall be deemed not to be a Transaction under the Agreement; provided that, for the avoidance of doubt, if Counterparty fails to deliver Shares pursuant to clause (i) above at the time required, then, the Transaction (including such delivery obligation) shall be included for the purpose of determining CSCL’s Loss for all Transactions (including the Transaction) under the Agreement.

Securities Contract:

The parties hereto agree and acknowledge that each of CS and the Custodian (as defined in Section 4 below) is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”), that the Custodian is acting as agent and custodian for CS in connection with the Transaction and that CS is a “customer” of the Custodian within the meaning of Section 741(2) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that CS is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

Non-Confidentiality:

The parties hereby agree that effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by CSCL and its affiliates to Counterparty relating to such tax treatment and tax structure (provided that the foregoing does not constitute an authorization to disclose the identity of CSCL or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information).

Matters relating to Credit Suisse Capital LLC and Credit Suisse Securities (USA) LLC:

1.              Agent shall act as “agent” for CSCL and Counterparty in connection with the Transaction.

2.              Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by Agent in connection herewith.

3.              Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of CSCL’s obligations hereunder or under the Agreement.

4.              CSCL is an “OTC derivatives dealer” as such term is defined in the Exchange Act and is an affiliate of Agent.

5.              CSCL is not a member of the Securities Investor Protection Corporation.

4.                                      Collateral Provisions:

a.     Delivery of Collateral:

On or prior to the Trade Date, Counterparty shall deliver to the CSCL in pledge hereunder, Eligible Collateral consisting of a number of Shares equal to the Number of Shares (the “Initial Pledged Items”). “Eligible Collateral” means Shares or, if Counterparty shall have elected to substitute securities issued by the United States government (“Government Securities”) for Share Collateral in accordance with this Section 4, Government Securities; provided that Counterparty has good and marketable title thereto, free of all of any and all lien, mortgage, interest, pledge, charge or encumbrance of any kind (other than the security interests in the Collateral created hereby, a “Lien”) and Transfer Restrictions (other than the Existing Transfer Restrictions) and that CSCL has a valid, first priority perfected security interest therein, a first lien thereon and Control with respect thereto. “Transfer Restriction” means, with respect to any item of collateral pledged hereunder, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such item of collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement of such item of collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of collateral, (iii) any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of collateral pursuant to any federal, state or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Counterparty being an “affiliate” of the issuer of such security, as such terms are defined in Rule 144 under the Securities Act); provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such item of collateral, together with any evidence of the corporate or other authority of such Person, shall not constitute a “Transfer Restriction”. “Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any securities by virtue of the fact that Counterparty is an “affiliate,” within the meaning of Rule 144 of the Securities Act, of the issuer or that such securities are “restricted securities” within the meaning of Rule 144 under the Securities Act. “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral to CSCL by Counterparty shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Counterparty, by delivery of certificates representing such securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to CSCL, and the crediting by the Custodian of such securities to a securities account (as defined in Section 8-501 of the UCC) (the “Collateral Account”) of CSCL maintained by the Custodian, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Counterparty, by transmission by Counterparty of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of the Custodian or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account, (C) in the case of securities in respect of which security entitlements are held by Counterparty through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of CSCL, at another securities intermediary satisfactory to CSCL and the crediting by the Custodian of such securities to the Collateral Account or (D) in any case, by complying with such alternative delivery instructions as CSCL shall provide to Counterparty in writing. “Custodian” means Credit Suisse Securities (USA) LLC, or any other custodian appointed by CSCL and identified to Counterparty.

b.     Grant of Security Interests in the Collateral:

In order to secure the full and punctual observance and performance of the covenants and agreements contained in this Confirmation, the Supplemental Confirmation and in the Agreement, Counterparty hereby assigns and pledges to CSCL, and grants to CSCL, as secured party, security interests in and to, and a lien upon and right of set-off against, and transfers to CSCL, as and by way of a security interest having priority over all other security interests, with power of sale, all of Counterparty’s right, title and interest in and to (i) the Initial Pledged Items; (ii) all additions to and substitutions for the Initial Pledged Items (including, without limitation, any securities, instruments or other property delivered or pledged hereunder) (such additions and substitutions, the “Additions and Substitutions”); (iii) any Collateral Account of CSCL maintained by the Custodian and all securities and other financial assets (each as defined in Section 8-102 of the UCC) and other funds, property or assets from time to time held therein or credited thereto; and (iv) all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Initial Pledged Items were delivered to the Custodian or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Counterparty, with respect to Counterparty) from or in connection with the Initial Pledged Items or the Additions and Substitutions, excluding any Excluded Proceeds (collectively, the “Collateral”). The parties hereto expressly agree that all rights, assets and property at any time held in or credited to the Collateral Account shall be treated as financial assets (as defined in Section 8-102 of the UCC). “Excluded Proceeds” means any ordinary cash dividend, to the extent not an Extraordinary Dividend, in respect of Shares that is not distributed after the occurrence and during the continuance of any Default Event.

c.     Certain Covenants of Counterparty relating to the Collateral:

Counterparty agrees that, so long as any of Counterparty’s obligations under the Agreement remain outstanding:

1.              Counterparty shall ensure at all times that a Collateral Event of Default shall not occur, and shall pledge additional Collateral in the manner described hereunder as necessary to cause such requirement to be met. “Collateral Event of Default” means, at any time, the occurrence of either of the following: (A) failure of the Collateral to include, as Eligible Collateral, a number of Shares at least equal to the Number of Shares (or, if Counterparty has elected to substitute Government Securities for Share Collateral in accordance with this Section 4, the amount of Government Securities required thereby) or (B) failure at any time of the security interests in the Collateral created hereby to constitute valid and perfected security interests in all of the Collateral, subject to no prior, equal or junior Lien, and, with respect to any Collateral consisting of securities or security entitlements (each as defined in Section 8-102 of the UCC), as to which CSCL has Control, or, in each case, assertion of such by Counterparty in writing.

2.              Counterparty shall, at its own expense and in such manner and form as CSCL may require, give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable in order to (i) create, preserve, perfect, substantiate or validate any security interest granted pursuant hereto, (ii) create or maintain Control with respect to any such security interests in any investment property (as defined in Section 9-102(a) of the UCC) or (iii) enable CSCL to exercise and enforce its rights hereunder with respect to such security interest.

3.              Counterparty shall warrant and defend Counterparty’s title to the Collateral, subject to the rights of CSCL, against the claims and demands of all persons. CSCL may elect, but without an obligation to do so, to discharge any Lien of any third party on any of the Collateral.

4.              Counterparty agrees that Counterparty shall not change (i) Counterparty’s name in any manner or (ii) Counterparty’s “location” (as defined in Section 9-307 of UCC), unless Counterparty shall have given CSCL not less than 10 days’ prior notice thereof.

5.              Counterparty agrees that Counterparty shall not (i) create or permit to exist any lien (other than the security interests in the Collateral created hereby) or any Transfer Restriction upon or with respect to the Collateral, (ii) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral or (iii) enter into or consent to any agreement (x) that restricts in any manner the rights of any present or future owner of any Collateral with respect thereto (other than this Confirmation) or (y) pursuant to which any person other than Counterparty, CSCL and any securities intermediary through whom any of the Collateral is held (but in the case of any such securities intermediary only in respect of Collateral held through it) has or will have Control in respect of any Collateral.

d.     Administration of the Collateral and Valuation of Securities:

1.              CSCL shall determine on each Business Day whether a Collateral Event of Default shall have occurred. If on any Business Day CSCL determines that a Collateral Event of Default shall have occurred, CSCL shall promptly notify Counterparty of such determination by telephone call to Counterparty followed by a written confirmation of such call. If on any Business Day CSCL determines that no Default Event or failure by Counterparty to meet any of Counterparty’s obligations under “Certain Covenants of Counterparty relating to the Collateral” or under this section has occurred and is continuing, Counterparty may obtain the release from the security interests in the Collateral created hereby of any Collateral upon delivery to CSCL of a written notice from Counterparty indicating the items of Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred. “Default Event” means any Collateral Event of Default, any Event of Default with respect to Counterparty or any Termination Event with respect to which Counterparty is the Affected Party or an Affected Party or an Extraordinary Event that results in an obligation of Counterparty to pay an amount pursuant to Section 12.7 or Section 12.9 of the 2002 Definitions;

2.              Counterparty may pledge additional Eligible Collateral hereunder at any time by delivering the same pursuant to the provisions of “Delivery of Collateral” above. Concurrently with the delivery of any additional Eligible Collateral, Counterparty shall deliver to CSCL a certificate, dated the date of such delivery, (i) identifying the additional items of Eligible Collateral being pledged and (ii) certifying that with respect to such items of additional Eligible Collateral the representations and warranties relating to collateral under Additional Representations and Warranties above are true and correct with respect to such Eligible Collateral on and as of the date thereof.

3.              Counterparty may at any time, so long as no Default Event has occurred and is continuing, substitute Government Securities for all (but not less than all) of the Collateral consisting of Shares then held in or credited to the Collateral Account (the “Share Collateral”) on the terms set forth below:

(i)             At least five Business Days prior to the date of any such substitution, Counterparty shall notify CSCL in writing that Counterparty intends to effect such substitution;

(ii)          Counterparty shall deliver to CSCL, in a manner reasonably acceptable to CSCL, Government Securities having a value at least equal to 150% of the market value of the Share Collateral on the date of such delivery (as determined by the Calculation Agent);

(iii)       Counterparty shall take all such other actions as CSCL may reasonably require to create for the benefit of CSCL a valid and perfected security interest in such Government Securities, in respect of which CSCL will have Control, subject to no prior Lien; and

(iv)      Counterparty shall make mark to market deliveries of additional Government Securities on a daily basis, and CSCL shall release Government Securities previously pledged upon the request of Counterparty, so that the value of the Government Securities pledged is at all times at least equal to 150% of the market value of the Share Collateral for such Transaction that would otherwise have been pledged hereunder at such time (as determined by the Calculation Agent), in each case, pursuant to terms mutually acceptable to CSCL and Counterparty.

4.              CSCL may at any time or from time to time, in its sole discretion, cause any or all of the Collateral that is registered in the name of Counterparty or Counterparty’s nominee to be transferred of record into the name of the Custodian, CSCL or its nominee. Counterparty shall promptly give to CSCL copies of any notices or other communications received by Counterparty with respect to Collateral that is registered, or held through a securities intermediary, in the name of Counterparty or Counterparty’s nominee and CSCL shall promptly give to Counterparty copies of any notices and communications received by CSCL with respect to Collateral that is registered, or held through a securities intermediary, in the name of Custodian, CSCL or its nominee.

5.              Counterparty agrees that Counterparty shall forthwith upon demand pay to CSCL:

(i)             the amount of any taxes that CSCL or the Custodian may have been required to pay by reason of the security interests in the Collateral created hereby or to free any of the Collateral from any Lien thereon; and

(ii)          the amount of any and all costs and expenses, including the fees and disbursements of counsel and of any other experts, that CSCL or the Custodian may incur in connection with (A) the enforcement of this pledge, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the security interests in the Collateral created hereby, (B) the collection, sale or other disposition of any of the Collateral, (C) the exercise by CSCL of any of the rights conferred upon it hereunder or (D) any Default Event.

Any such amount not paid on demand shall bear interest (computed on the basis of a year of 360 days and payable for the actual number of days elapsed) at a rate per annum equal to 5% plus the prime rate as published from time to time in The Wall Street Journal, Eastern Edition.

e.     Income and Voting Rights in Collateral:

CSCL shall have the right to receive and retain as Collateral hereunder all proceeds, excluding any Excluded Proceeds, but including, without limitation, any Extraordinary Dividend in excess of the Ordinary Dividend Amount and interest of the Collateral; provided that CSCL shall have such right with respect to any and all proceeds, including without limitation any Excluded Proceeds, after the occurrence and during the continuance of a Default Event (such proceeds as CSCL shall have the right to receive and retain at any time, “Retained Proceeds”), and Counterparty shall take all such action as CSCL shall deem necessary or appropriate to give effect to such right. All such Retained Proceeds that are received by Counterparty shall be received in trust for the benefit of CSCL and, if CSCL so directs, shall be segregated from other funds of Counterparty and shall, forthwith upon demand by CSCL, be delivered over to the Custodian on behalf of CSCL as Collateral in the same form as received (with any necessary endorsement).

Unless a Default Event shall have occurred and be continuing, Counterparty shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral.

If a Default Event shall have occurred and be continuing, CSCL shall have the right, to the extent permitted by law, and Counterparty shall take all such action as may be necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if CSCL were the absolute and sole owner thereof.

f.     Remedies upon Counterparty Payment Events:

If any Counterparty Payment Event shall have occurred, CSCL may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised).

Counterparty hereby irrevocably appoints CSCL as Counterparty’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Counterparty, CSCL or otherwise, for the sole use and benefit of CSCL, but at the expense of Counterparty, to the extent permitted by law, to exercise, at any time and from time to time while a Counterparty Payment Event has occurred, all or any of the following powers with respect to all or any of the Collateral:

(i)             to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)          to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(iii)       to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if CSCL were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in; and

(iv)      to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that CSCL shall give Counterparty not less than one day’s prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that (A) threatens to decline speedily in value, including, without limitation, equity securities, or (B) is of a type customarily sold on a recognized market. CSCL and Counterparty agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.

g.     Termination:

The rights hereby granted by Counterparty in the Collateral shall cease, terminate and be void upon fulfilment of all of the obligations of Counterparty under this Confirmation and the Supplemental Confirmation. Any Collateral remaining at the time of such termination shall be fully released and discharged from the security interests in the Collateral created hereby and delivered to Counterparty by CSCL, all at the request and expense of Counterparty.

5.                                      Additional Termination Events:

The following events shall constitute Additional Termination Events pursuant to which Counterparty shall be the sole Affected Party and the Transaction shall be the sole Affected Transaction:

1.              Any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that in CS’s judgment could have a material adverse effect on the financial condition of Counterparty or on Counterparty’s ability to perform Counterparty’s obligations hereunder or that calls into question the validity or binding effect of any agreement of Counterparty hereunder.

2.              One or more judgments or orders for the payment of money in excess of USD 100,000 in the aggregate is rendered against Counterparty and such final judgments or orders continue unsatisfied and unstayed for a period of 30 days.

3.              [The fifth day following (a) Counterparty’s death, (b) the date on which Counterparty is adjudicated incompetent by a court of competent jurisdiction, (c) the date on which Counterparty has a conservatorship appointed to oversee his affairs shall have occurred; (d) the date on which Counterparty becomes unable to act in a prudent, timely, and effective manner as a consequence of any accident, physical or mental condition (whether organic or psychological) or other similar cause for an indefinite period of time (notwithstanding the appointment of a guardian, conservator or other legal representative for Counterparty), in the opinion of two or more examining physicians appointed by the Calculation Agent (Counterparty hereby (a) submits to any such examinations reasonably requested by the Calculation Agent for this purpose, and (b) waives, to the fullest extent permitted by applicable law and/or standards of professional conduct, the benefits and privileges of physician-patient confidentiality in this connection); or (e) the date on which Counterparty is sued for divorce if the applicable jurisdiction is a community property state.]1

6.                                      Non-Reliance by Either Party:

Without limiting the generality of Section 13.1 of the 2002 Definitions, each of CSCL and Counterparty acknowledges and agrees that (i) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view or representation by the other party or any of its Affiliates or agents; (ii) it is entering into the Transaction with a full understanding of the terms, conditions and risks of this Transaction, this Confirmation and the Agreement (together, the “Transaction Documents”) and it is capable of and willing to assume those risks. Counterparty further acknowledges that it has had the opportunity to ask questions about the Transaction and the related Transaction Documents.

Counterparty agrees that it will not initiate, be a party to, or in any way assist or participate in any lawsuit against CS, any of its parents, subsidiaries or affiliates, or any officer, director, employee or agent thereof, that claims or alleges that Counterparty did not fully understand any or all of the Transaction Documents. The agreement in this paragraph is binding on Counterparty’s heirs, executors, administrators, successors and assigns.

7.                                      The Agreement is further supplemented by the following provisions:

Termination Provisions.

1.              “Specified Entity” means in relation to CSCL, none, and in relation to Counterparty for the purpose of Section 5(a)(v) of the Agreement only, any Affiliate (as defined in Section 14 of the Agreement) of Counterparty.

2.              “Specified Transaction” will have the meaning specified in Section 14 of the Agreement.

3.              The “Cross Default” provision of Section 5(a)(vi) of the Agreement will not apply to CSCL and will apply to Counterparty.

For the purpose of such provision:

“Specified Indebtedness” means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) (a) in respect of borrowed money, or (b) in respect of any Specified Transaction (except that, for this purpose only, the words “and any other entity” shall be substituted for the words “and the other party to the Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party)” where they appear in the definition of Specified Transaction).

“Threshold Amount” means USD 10,000,000 (including the United States Dollar equivalent of obligations stated in any other currency or currency unit).

4.              The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to CSCL and will apply to Counterparty.

5.              The “Automatic Early Termination” provisions of Section 6(a) of the Agreement will not apply to CSCL and Counterparty.

6.              Payments on Early Termination. For the purpose of Section 6(e) of the Agreement, Second Method and Loss will apply.

7.              “Termination Currency” means United States Dollars.

8.              Set-Off. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Event, such Party (“Party X”) shall have the right to terminate, liquidate and otherwise close out the transactions contemplated by this Confirmation and the Supplemental Confirmation pursuant to the terms hereof and thereof, and to set off any obligation that Party X or any affiliate of Party X may have to the other party (“Party Y”) hereunder, thereunder or otherwise, including without limitation any obligation to make any release, delivery or payment to Party Y pursuant to this Confirmation and the Supplemental Confirmation or any other agreement between Party X or any of its affiliates and Party Y, against any right Party X or any of its affiliates may have against Party Y, including without limitation any right to receive a payment or delivery pursuant to this Confirmation and the Supplemental Confirmation or any other agreement between Party X or any of its affiliates and Party Y. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

Tax Representations. None

Agreements to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each of the Issuer and Counterparty agrees to deliver the following documents, as applicable:

1.              The Issuer shall have executed and delivered to CSCL, upon execution of this Confirmation, an Issuer Acknowledgment in the form attached as Annex B hereto.

2.              Counterparty will deliver to CSCL, prior to or upon execution of this Confirmation, evidence reasonably satisfactory to CSCL as to the names, true signatures and authority of the officers or officials signing this Confirmation on its behalf.

Such documents shall be covered by the representation set forth in Section 3(d) of the Agreement.

Miscellaneous:

1.              Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to CSCL (other than by facsimile) (for all purposes):

Address:	Credit Suisse Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010
Attn: Senior Legal Officer
Tel: (212) 538-2616
Fax: (212) 325-8036

With a copy to:	Credit Suisse Securities (USA) LLC
One Madison Avenue, 8th Floor
New York, New York 10010

For payments and deliveries:
Attn: Settlements
Tel: (919)-994-4790
Email: List.bdl-sett@credit-suisse.com

For all other communications:
Attn: Equity Documentation
Tel.: (917) 538-6040
Fax: (212) 538-8898

Designated responsible employee for the purposes of Section 12(a)(iii) of the Agreement: Senior Legal Officer

Address for notices or communications to Counterparty:

Address:	OMC Chambers, Road Town, Tortola, British Virgin Islands
Attention:	Chen Shuning
Tel:	(86) 10 8282 5266
Fax:	(86) 10 8282 5058

2.              The date and time of the Transaction will be furnished by CSCL to Counterparty upon written request by Counterparty.

3.              Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

4.              Service of Process. The parties irrevocably consent to service of process given in the manner provided for notices in Section in paragraph 1 immediately above. Nothing in this Confirmation will affect the right of either party to serve process in any other manner permitted by law.

5.              Breakage Costs: If the Supplemental Confirmation has not been executed by 5:00 p.m., New York City time, on the date ten (10) Exchange Business Days following completion of CSCL’s Initial Hedge, the transactions contemplated by this Confirmation may be terminated and unwound at CSCL’s election and Counterparty shall be responsible for all costs and expenses (including market losses) relating to the unwinding of CSCL’s hedging activities.

6.              THE AGREEMENT AND THIS CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (PROVIDED THAT AS TO PLEDGED ITEMS LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, CSCL SHALL, IN ADDITION TO ANY RIGHTS UNDER THE LAWS OF THE STATE OF NEW YORK, HAVE ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS ENTITLED UNDER THE LAWS OF LAW OF SUCH OTHER JURISDICTION). EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

7.              Each of this Confirmation and the Supplemental Confirmation is not intended and shall not be construed to create any rights in any person other than Counterparty, CSCL and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and CSCL shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

8.              Any provision of this Confirmation and the Supplemental Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, and in the case of an amendment, by Counterparty and CSCL or, in the case of a waiver, by the party against whom the waiver is to be effective.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

CREDIT SUISSE CAPITAL LLC

		By:	/s/ Yolanda Perez-Wilson
		Name:	Yolanda Perez-Wilson
		Title:	Assistant Vice President

Confirmed as of the date first written above:

BUTTON SOFTWARE LTD.

By:	/s/ Shuning Chen
Name:	Shuning Chen
Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC,
as Agent

By:	/s/ Anthony Fisher
Name:	Anthony Fisher
Title:	Director

ANNEX A

FORM OF SUPPLEMENTAL CONFIRMATION
in respect of the
CONFIRMATION
of the
TRANSACTION
between
CREDIT SUISSE CAPITAL LLC
and
BUTTON SOFTWARE LTD.
(CSCL Ref: VIT003B)

This Supplemental Confirmation (this “Supplemental Confirmation”) supplements, forms part of and is subject to, the above-referenced Confirmation dated as of September 29, 2010 (the “Confirmation”) between Credit Suisse Capital LLC and Button Software Ltd. and the Agreement referred to therein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation.

The additional terms of the Transaction are as follows:

Trade Date:	September 30, 2010

Initial Price:	USD 32.3964

Prepayment Amount:	USD 15,077,284.56

Forward Floor Price:	USD 29.1568

Forward Cap Price:	USD 51.8342

Scheduled Maturity Date:	September 30, 2013

First Averaging Date:	September 17, 2013

Number of Shares:	650,000

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Confirmed as of the date first written above:

BUTTON SOFTWARE LTD.

By:	/s/ Shuning Chen
Name: Shuning Chen
Title: Director

CREDIT SUISSE CAPITAL LLC

By:	/s/ Yolanda Perez-Wilson
Name:	Yolanda Perez-Wilson
Title:	Assistant Vice President

CREDIT SUISSE SECURITIES (USA) LLC,
as Agent

By:	/s/ Anthony Fisher
Name:	Anthony Fisher
Title:	Director

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ANNEX B

Form of Issuer Acknowledgment

September 29, 2010

Credit Suisse Capital LLC

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Re:                             Proposed transaction by Button Software Ltd.

Ladies and Gentlemen:

VanceInfo Technologies Inc. (VIT) (the “Company”) understands that Button Software Ltd. proposes to enter into a hedging transaction (the “Transaction”) with Credit Suisse Capital LLC (“CSCL”) with respect to the common stock of the Company (the “Common Stock”). Specifically, the Company understands that Button Software Ltd. proposes to enter into a variable forward sale and purchase transaction with CSCL, pursuant to which CSCL will pay cash to Button Software Ltd. on or shortly after the date of execution of the Transaction and Button Software Ltd. will deliver to CSCL on or about September 29, 2010 (the “Settlement Date”), up to 650,000 shares of Common Stock, or the cash equivalent. In addition, the Company understands that Button Software Ltd. will pledge 650,000 shares of Common Stock owned by him to CSCL to secure Button Software Ltd.’s obligations under the Transaction (the “Pledge”).

Counterparty is currently an “affiliate” of the Company as such term is used in the Securities Act of 1933, as amended.

The Company has no objection to the proposed Transaction or to the Pledge. The Company confirms that the Transaction and the Pledge will not violate any insider trading or other policy or rule of the Company.

The Company agrees that (i) if CSCL forecloses on any Common Stock pursuant to the Pledge, the Company shall, notwithstanding any policy or objection the Company may have at the time that would prevent or delay any sale or transfer of Common Stock by Counterparty at the time of such foreclosure, cause the transfer agent for the Common Stock to promptly register the transfer of the shares of Common Stock subject to such foreclosure from Counterparty to CSCL or to the buyer in any foreclosure sale, as directed by CSCL (subject to compliance with applicable securities laws) and (ii) on the Settlement Date, the Company shall, notwithstanding any policy or objection the Company may have that would prevent or delay any sale or transfer of Common Stock by Counterparty at the time of the Settlement Date, cause the transfer agent for the Common Stock to promptly register the transfer of the shares of Common Stock subject to the Transaction from Counterparty to CSCL, and to issue clean, unlegended certificates representing such shares to CSCL.

VanceInfo Technologies Inc.

By:
Name:
Title:

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APPENDIX A

HEDGE EXECUTION PLAN
in respect of
CONFIRMATION

of the
TRANSACTION
between

CREDIT SUISSE CAPITAL LLC
and
Button Software Ltd.
(CSCL Ref: VIT003B)

This Hedge Execution Plan (this “Plan”) supplements, forms part of and is subject to the above-referenced Confirmation dated as of September 29, 2010 (the “Confirmation”) and the related Supplemental Confirmation, each between Credit Suisse Capital LLC and Button Software Ltd. (“Counterparty”), and the Agreement referred to therein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Confirmation.

From the period commencing on and including the earlier of October 1, 2010 and any date prior thereto (and subsequent to the date of the Confirmation) on which Counterparty is not permitted to trade in the Shares under the applicable trading policies of the Issuer (the “Plan Commencement Date”) until and including January 3, 2011, CSCL (or an affiliate of CSCL) shall establish (or continue to estalish, as the case may be) CSCL’s Initial Hedge of the price and market risk under the Transaction in accordance with the following conditions and procedures:

(i)                                     CSCL shall not effect any sales in connection with establishing CSCL’s Initial Hedge until Counterparty has delivered a number of Shares equal to the Number of Shares to the Collateral Account, in form satisfactory to CSCL.

(ii)                                  CSCL shall not sell any Shares to establish CSCL’s Initial Hedge at a price below $29.1568 per Share, as adjusted (the “Limit Price”).

(iii)                               CSCL shall initiate sales of Shares in connection with establishing its Initial Hedge if it determines at any time on any day, that the Shares are trading on the Exchange at a price at or above $51.8342 per Share, as adjusted, and in CSCL’s sole judgment it is reasonably likely that CSCL will be able to sell a sufficient number of Shares to establish CSCL’s Initial Hedge.

(iv)                              If the price per Share on the Exchange is less than the Limit Price, CSCL shall suspend sales in connection with establishing CSCL’s Initial Hedge. If the Shares subsequently trade on the Exchange at a price at or above the Limit Price, CSCL shall reinitiate such sales.

(v)                                 The number of Shares to be sold pursuant to this Plan to establish the Initial Hedge shall be the difference between the Maximum Number of Shares and the number of Shares sold to establish the Initial Hedge for this Transaction prior to the Plan Commencement Date (the “Plan Initial Hedge Amount”). For the avoidance of doubt, if as of the Plan Commencement Date the Plan Initial Hedge Amount is zero, this Plan shall not commence.

(vi)                              Reasonably promptly after the close business on each Exchange Business Day on which any sales of Shares are effected in accordance with this Plan but in no event later than 1:00 p.m., New York City time, on the first Exchange Business Day immediately following such date, CSCL shall use its reasonable best efforts to notify Counterparty of the terms of such sales in respect of the Transaction.

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(vii)                           Counterparty shall have established the requisite client account in respect of the transaction prior to the date on which CSCL shall establish CSCL’s Initial Hedge.

Except as provided in this Plan, how, when or whether CSCL or any of its affiliates effects any sale of Shares, and the price at which CSCL or such affiliate effects any such sale, shall be in CSCL’s sole discretion. Counterparty agrees that CSCL shall have no responsibility to Counterparty of any kind with respect to the price at which CSCL effects any sale in compliance with this Plan.

CSCL’s Initial Hedge shall be established without any consultation with Counterparty. Without limiting the generality of the foregoing, from the date of the Confirmation to the Trade Date, Counterparty agrees that Counterparty and its affiliates, employees, agents and representatives shall not communicate with CSCL or any of CSCL’s affiliates, employees, agents or representatives in any way regarding the Issuer, the Shares, the Transaction or CSCL’s hedging activities relating thereto. The parties further agree that subsequent to the date of the Confirmation, Counterparty may not exercise any influence over how, when or whether CSCL effects sales or purchases in connection with CSCL’s hedging activities.

The parties intend that the Confirmation, as supplemented by this Plan and the Supplemental Confirmation, shall constitute a binding contract or instruction satisfying the requirements of Rule 10b5-1(c) under the Securities and Exchange Act of 1934, as amended.

This Plan will terminate on January 3, 2011.

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